FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report: January 15, 1999

                           PIONEER RAILCORP
     (Exact name of registrant as specified in its charter)



        IOWA                          33-6658-C             37-116131
(State of Incorporation)       (Commission File no.)    (IRS Employer ID No.)



1318 S. JOHANSON ROAD, PEORIA, ILLINOIS                61607
(Address of principal executive offices)             (zip code)


Registrant's telephone number, including area code:    (309) 697-1400


Item 2. Acquisition of Assets.

On January 6, 1999, Wabash & Western Railway Co. ("Wabash"), a wholly-owned subsidiary of the Registrant, acquired all of the outstanding stock of Michigan Southern Railroad Co., Inc. ("MSRR") from Gordon D. Morris ("Morris").
MSRR owns approximately 24.4 miles of trackage, including segments between White Pigeon and Sturgis, Michigan (a distance of approximately 14.4 miles) including associated industrial trackage in Sturgis; between Elkhart and Mishawaka, Indiana ( a distance of approximately 8.9 miles); and in Kendallville, Indiana (a distance of approximately 1.1 miles). MSRR also leases the trackage from near Sturgis, Michigan to Quincy, Michigan
(a distance of approximately 29 miles) from the Branch & St.Joseph Counties Rail Users Association, Inc. ("RUA"). MSRR has an option to purchase the trackage owned by the RUA for an amount estimated not to exceed $500,000. The MSRR gave the RUA notice of its intent to exercise the purchase option on January 7, 1999.

In addition to the trackage, MSRR also owns 5 locomotives, 8 railcars, an office building and engine house at White Pigeon, Michigan, and several vehicles, pieces of maintenance equipment and miscellaneous parts, materials, supplies and structures.

All of the track segments have been operated by Wabash under a lease agreement with MSRR since December 19, 1996. The total consideration for the MSRR purchase was $2.4 million cash, which was financed through the Registrant's line of credit with Citizens Bank & Trust of Chillicothe, MO. The interest rate on the line is 10.25% and the principal and interest payments of approximately $40,155 per month will be amortized over a term of 84 months. Under the sale agreement, Wabash did not assume any debts of MSRR, other than a note to Morris Leasing Co., Ltd. for $415,641, which was deducted from the purchase price and paid at closing. No securities were issued in connection with this transaction by either the Registrant, or any affiliate of the Registrant, to Morris, or any affiliate of Morris.

As previously stated, Wabash has been operating the MSRR trackage and various equipment under a lease agreement since December 19, 1996. Going forward, as a result of the purchase, lease expense will be replaced by interest and
depreciation expense.   If the purchase transaction had been completed at the
beginning of the nine month period January 1, 1998 through September 30, 1998, consolidated income before taxes for the first nine months of 1998 would have been decreased by approximately $190,000 as a result of the difference between interest expense and depreciation expense that would have been recorded by the purchase compared to the lease expense that was recorded. Estimated interest expense for this period would have been approximately $178,000, estimated depreciation expense for this period would have been approximately $120,000, and the actual lease expense for the period was approximately $108,000. In addition, if the purchase transaction had been completed at the beginning of the nine month period January 1, 1998 through September 30, 1998, cashflow would have been reduced by approximately
$253,000 as a result of the difference between the debt servicing on the
acquisition financing and the lease payments.   The Registrant believes
increased revenuesgenerated from new opportunities resulting from continuing marketing activities will offset a significant amount of the increased expenses associated with the purchase transaction. In addition, the Registrant is seeking to refinance the transaction at a lower interest rate and extended term to increase cashflow.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





PIONEER RAILCORP
(Registrant)



1/15/99                      /s/ Guy L. Brenkman
 DATE                            GUY L. BRENKMAN
                                 PRESIDENT & CEO




1/15/99                     /s/ J. Michael Carr
 DATE                           J. MICHAEL CARR
                                TREASURER & CHIEF
                                FINANCIAL OFFICER